Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form F-3 (File No.: 333-249056), Registration Statements on Form F-1 (File No.: 333-257265; File No.: 333-255391; File No.: 333-246382) of our report dated May 16, 2022 relating to the consolidated financial statements of Blue Hat Interactive Entertainment Technology and subsidiaries as of and for the year ended December 31, 2021 and 2020 appearing in this Annual Report on Form 20-F of Blue Hat Interactive Entertainment Technology for the year ended December 31, 2021.

/s/ Audit Alliance LLP

Audit Alliance LLP Singapore
May 16, 2022